Exhibit 99.2

UNAUDITED PRO FORMA FINANCIAL INFORMATION

     The following unaudited pro forma consolidated statement of income for the year ended December 31, 2004 as well as the unaudited pro forma consolidated balance sheet as of December 31, 2004 were prepared to reflect the estimated effects of the acquisition of the Zing Wireless, Inc. (“goZing”) business. The unaudited pro forma consolidated statement of income assumes that this acquisition occurred at January 1, 2004. The unaudited pro forma consolidated statement of income was also prepared to reflect our sale of common stock in an initial public offering as if it occurred on January 1, 2004, in order for us to raise sufficient funds to complete the goZing acquisition on that date, make mandatory dividend, conversion and redemption payments to the holders of our Series C-2 redeemable non-voting preferred stock and our Series B convertible preferred stock, and pay the costs and expenses of such an offering. In determining the number of common shares we would have had to sell on January 1, 2004, we used the initial public offering price we received per share in our July 2004 initial public offering, our actual initial public offering expenses and a pro-rated amount of underwriter’s discount. The unaudited pro forma consolidated balance sheet assumes that this acquisition occurred on December 31, 2004.

     Under the purchase method of accounting, the total purchase price, calculated as described in Note 1 to these unaudited pro forma consolidated financial statements, is allocated to goZing’s identifiable tangible and intangible assets acquired, based on their estimated fair values as of the acquisition date. Independent valuation specialists conducted an independent valuation in order to assist the management of Greenfield in estimating the fair values of these assets.

     The unaudited pro forma financial information presented is derived from the historical audited financial statements of Greenfield and goZing as of and for the year ended December 31, 2004. The unaudited pro forma financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements of Greenfield, including the notes thereto, appearing on Form 10-K for the year ended December 31, 2004. The unaudited pro forma financial information does not purport to be indicative of the results of operations or financial condition that would have been reported had the events occurred on the dates indicated, nor does it purport to be indicative of the results of operations, or financial condition that may be achieved in the future.

GREENFIELD ONLINE, INC.

PRO FORMA CONSOLIDATED BALANCE SHEET
($ in thousands, except share data)
(Unaudited)

	As of December 31, 2004
		Zing (a)	Adjustments
	Greenfield (a)	Wireless	and		Pro
	Historical	Historical	Eliminations		Forma
ASSETS
Current assets:
Cash and cash equivalents	$96,082	$1,489	$(28,383	) (b)	$69,188
Investments in marketable securities	17,400	—	—		17,400
Accounts receivable trade, net	10,537	2,755	(117	) (c)	13,175
Inventory	—	30	(30	) (d)	—
Deferred income tax	—	232	808	(e)	1,040
Prepaid expenses and other current assets	1,245	100	—		1,345

Total current assets	125,264	4,606	(27,722)		102,148
Property and equipment, net	5,611	304	—		5,915
Other intangible assets, net	3,647	445	4,104	(f)	8,196
Goodwill	—	—	25,397	(g)	25,397
Security deposits and other long term assets	784	—	—		784

Total assets	$135,306	$5,355	$1,779		$142,440

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,868	$923	$(117	) (c)	$3,674
Accrued expenses and other current liabilities	5,892	1,575	—		7,467
Current portion of capital lease obligations	1,253	31	—		1,284
Deferred revenues	225	—	—		225

Total current liabilities	10,238	2,529	(117)		12,650
Capital lease obligations	1,877	82	—		1,959
Other long-term liabilities	113	—	1,040	(e)	1,153

Total liabilities	12,228	2,611	923		15,762

Commitments and contingencies
Stockholders’ equity:
Series A Preferred stock; no par value; 50,000,000 shares authorized; 4,455,904 shares issued and outstanding	—	1,574	(1,574	) (h)	—
Common stock; no par value; 50,000,000 shares authorized; 17,190,551 shares issued and outstanding	—	1,183	(1,183	) (h)	—
Common stock; par value $0.0001 per share; 100,000,000 shares authorized; 21,001,103 shares issued and outstanding historical and 21,196,753 pro-forma	2	—	—		2
Additional paid-in capital	204,635	—	3,600	(b)	208,235
Accumulated deficit	(78,671)	(13)	13	(h)	(78,671)
Unearned stock-based compensation	(2,757)	—	—		(2,757)
Treasury stock at cost	(131)	—	—		(131)

Total stockholders’ equity	123,078	2,744	856		126,678

Total liabilities and stockholders’ equity	$135,306	$5,355	$1,779		$142,440

See accompanying note 3 to unaudited pro forma consolidated balance sheet.

GREENFIELD ONLINE, INC.

PRO FORMA CONSOLIDATED STATEMENT OF INCOME
(In thousands, except per share data)
(Unaudited)

	Year Ended December 31, 2004
						Pro Forma
			Pro Forma			Initial
		Zing (a)	Adjustments			Public
	Greenfield (a)	Wireless	and			Offering
	Historical	Historical	Eliminations		Combined	Adjustments		Combined
Net revenues	$44,428	$13,039	$(1,563	) (b)	$55,904	$—		$55,904
Cost of revenues	11,081	6,562	(1,189	) (c)	16,454	—		16,454

Gross profit	33,347	6,477	(374)		39,450	—		39,450

Operating expenses:
Selling, general and administrative	21,454	3,939	—		25,393	—		25,393
Panel acquisition expenses	2,448	—	474	(d)	2,922	—		2,922
Depreciation and amortization	1,292	148	492	(e)	1,932	—		1,932
Research and development	1,002	—	—		1,002	—		1,002

Total operating expenses	26,196	4,087	966		31,249	—		31,249

Operating income (loss)	7,151	2,390	(1,340)		8,201	—		8,201

Other income (expense):
Interest income, net	123	3	—		126	(48	)(g)	78
Related party interest expense, net	(1,093)	—	—		(1,093)	1,047	(h)	(46)
Other expense, net	(52)	(12)	—		(64)	—		(64)

Total other income (expense)	(1,022)	(9)	—		(1,031)	999		(32)

Income (loss) before income taxes	6,129	2,381	(1,340)		7,170	999		8,169
Provision (benefit) for income taxes	411	1,056	(956	) (f)	511	(3	)(i)	508

Net income	5,718	1,325	(384)		6,659	1,002		7,661
Less: Charge to Common Stockholders for Series B convertible preferred stock	(28,054)	—	—		(28,054)	—		(28,054)
Cumulative dividends on Series B convertible preferred stock	(382)	—	—		(382)	382	(j)	—
Income allocable to participating preferred securities	(1,564)	—	—		(1,564)	1,564	(k)	—

Net income (loss) available to common stockholders	$(24,282)	$1,325	$(384)		$(23,341)	$2,948		$(20,393)

Net loss per share available to common stockholders:
Basic	$(2.70)							$(1.24)

Diluted	$(2.70)							$(1.24)

Weighted average shares outstanding:
Basic	8,985					7,424	(l)	16,409

Diluted	9,722					7,424	(l)	17,146

See accompanying note 4 to unaudited pro forma consolidated income statement.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Basis of Pro Forma Presentation:

     On February 8, 2005, we completed the acquisition of Zing Wireless, Inc., a privately held California corporation (“goZing”), pursuant to the terms and conditions of an Agreement and Plan of Reorganization dated February 8, 2005 (the “Plan of Reorganization”) among us, goZing and our wholly-owned acquisition subsidiary, Greenfield Acquisition Sub, Inc. (“Sub”). Pursuant to the Plan of Reorganization, we acquired all of the outstanding shares of common stock of goZing for an aggregate consideration of approximately $31.9 million in cash, subject to certain closing and post closing adjustments. The parties have also agreed that $3.0 million of the purchase price will be held in escrow by an independent escrow agent for a period not to exceed 18 months ($2.0 million of which is released after 12 months if there are no pending claims) as security for any indemnification claims we may have under the Plan of Reorganization. Simultaneously with the closing, goZing’s three executive officers purchased a total of 195,650 shares of Greenfield Online, Inc. common stock for an aggregate purchase price of $3.6 million. All three executives also entered into non-competition agreements and employment agreements with us.

     We acquired goZing primarily to increase our panel size and panel demographics as well as our customer base. Under the purchase method of accounting, the total purchase price was allocated as shown in the following table to the estimated fair values (in thousands) of the assets acquired and liabilities assumed at the date of acquisition. Differences arise based on the amount of net assets acquired as of December 31, 2004, the date of these pro forma financial statements, and February 8, 2005, the date of this acquisition. These differences arise due to the results of goZing’s operations during the period between December 31, 2004 and February 8, 2005, as well as the working capital adjustment to the purchase price as required by the Plan of Reorganization.

(Unaudited)
December 31,
2004
Cash	$1,489
Trade Receivables	2,755
Other current assets	100
Property and equipment	304
Other Intangible assets	4,549
Goodwill	25,397

Total assets acquired	34,594
Accounts payable	(923)
Accrued expenses	(1,575)
Other current liabilities	(31)
Long term liabilities	(82)

Total purchase price	$31,983

     Other intangible assets consists of the following at December 31, 2004 (in thousands):

	Estimated	(Unaudited)
	Useful	December 31,
	Life-Years	2004
Internal use software	0.42	$159
Panel members	5	2,369
Domain names and service marks	10	116
Customer relationships	5	975
Non-competition agreements	3	459
Affiliate Network	3	347
Backlog	0.25	124

Total other intangible assets		$4,549

     The actual results of goZing will be included in our consolidated financial statements beginning February 9, 2005, the day following the date of the acquisition.

Note 2 - Pro Forma Adjustments and Eliminations:

     Pro forma adjustments are necessary to reflect the purchase price, to adjust the amounts related to goZing’s net tangible and intangible assets to the fair value as determined by an independent valuation specialist, to reflect the amortization expense related to the amortizable intangibles, changes in depreciation and amortization expense resulting from the fair value adjustments to the net tangible assets, conforming accounting adjustments and the impact of the income tax effect related to the consolidation and pro forma adjustments. Intercompany balances and transactions between goZing and Greenfield have been eliminated. Certain reclassifications have been made to conform goZing’s historical amounts to Greenfield’s presentation.

Note 3 - Notes to Unaudited Pro Forma Consolidated Balance Sheet:

(a)	These columns reflect the historical balance sheets of the representative companies.

(b)	Adjustment reflects the reduction of cash utilized of $31,983 for the total consideration paid to acquire the goZing business, less the $3,600 cash received for the purchase of 195,650 shares of Greenfield Common Stock by three of goZing’s former executive officers.

(c)	Adjustment reflects the elimination of accounts receivable and accounts payable between the respective companies, primarily related to outsourced panelist responses.

(d)	Adjustment reflects the exclusion of the inventory associated with the cellular reseller business, which the Company did not retain after the acquisition.

(e)	Adjustment in the short term deferred tax asset of $808 reflects the increase associated with the reduction of Greenfield’s deferral tax asset valuation allowance (the “valuation allowance”) by $1,679, reduced by the portion of the valuation allowance, which is classified as long term of $871, and used to offset the long term deferred tax liability. The increase in the long term deferred tax liability of $1,040 reflects the tax liability associated with the step up in basis of the amortizable intangible assets acquired from goZing of $1,911, reduced by the portion of the valuation allowance classified as long term of $871.

(f)	Adjustment reflects the increase to record the difference between the fair value and the historical amount of the goZing intangibles, the allocation of which is shown in Note 1.

(g)	Adjustment to record the goodwill resulting from the difference between the total consideration paid to acquire the goZing business and the valuation of goZing’s assets, liabilities, other purchase accounting adjustments and the historical amounts of goZing’s assets and liabilities.

(h)	Adjustment to reflect the elimination of the equity associated with the goZing business.

Note 4 - Notes to Unaudited Pro Forma Consolidated Statement of Income:

(a)	These columns reflect the historical income statements of the representative companies. Certain reclassifications have been made to the historical financial statements of goZing to conform to the presentation used by Greenfield.

(b)	Adjustment reflects the exclusion of the revenues associated with the cellular reseller business of $1,386 since this business was not retained by Greenfield after the acquisition and the elimination of $177 of revenues between goZing and Greenfield, primarily for the use of outsourced panelist responses.

(c)	Adjustment reflects the exclusion of costs of revenues of $1,171 associated with the cellular reseller business, and the elimination of $177 of purchases of outsourced panelists responses between goZing and Greenfield, partially offset by additional amortization of $159 associated with the step up in basis of internal use software obtained as a result of this acquisition.

(d)	Adjustment reflects $474 resulting from additional amortization expense associated with the acquired panel members.

(e)	Adjustment reflects the increase in amortization of intangible assets acquired, consisting of domain names and service marks, customer relationships, non-competition agreements, and affiliate network and backlog as shown in Note 1.

(f)	Adjustment reflects the impact of the incremental income taxes that would have been recorded for the pro forma results, including the impact of (a) through (e) above.

(g)	Adjustment reflects the reduction of interest income as a result of utilizing our initial public offering proceeds on January 1, 2004 in order to complete the goZing acquisition.

(h)	Adjustment reflects the reduction in related party interest expense caused by the redemption payment made to the holder of our Series C-2 redeemable non-voting preferred stock at our initial public offering.

(i)	Adjustment reflects the tax benefit realized as a result of reduced interest income as described in note (g) above.

(j)	Adjustment reflects the elimination of cumulative dividends on our Series B convertible preferred stock caused by the conversion of our Series B convertible preferred stock into our common stock at our initial public offering.

(k)	Adjustment reflects the elimination of income allocable to participating preferred securities caused by the conversion of our Series C-1 convertible participating preferred stock, Series A convertible participating preferred stock and our Series B convertible preferred stock into our common stock at our initial public offering.

(l)	Adjustment reflects the increase in our weighted average shares outstanding as a result of (i) our sale of common stock in an initial public offering as if it occurred on January 1, 2004, in order for us to raise sufficient funds to complete the goZing acquisition on that date, make mandatory dividend, conversion and redemption payments to the holders of our Series C-2 redeemable non-voting preferred stock and our Series B convertible preferred stock, and pay the costs and expenses of such offering, and (ii) the conversion of all of our outstanding convertible preferred stock to common stock on January 1, 2004.